Exhibit 99.1

For immediate release

Zonagen Reports Fourth Quarter and Year End 2004 Financial Results and
Provides an Update on Company’s Core Programs

     THE WOODLANDS, Texas—(BUSINESS WIRE)—March 30, 2005—Zonagen, Inc. (Nasdaq:ZONA)(PCX:ZONA) today provided an update on the status of its two clinical programs, Progenta™ and Androxal™, as well as reported both fourth quarter and year end financial results for 2004.

     Zonagen is aggressively pursuing a U.S. clinical program for both of its drug candidates. A follow-on public offering of common stock that closed on February 1, 2005 brought in net proceeds of $18.1 million to support this effort.

     In November 2004 and February 2005, the Company reported top line results from its European Phase Ib study of Progenta for the treatment of uterine fibroids. Progenta, a once a day oral therapy, was demonstrated to be safe and it achieved a statistically significant reduction in fibroid size as compared to baseline. When compared to the market leader in the field, an injectable GnRH agonist, Progenta reduced fibroid size by an equivalent amount. Unlike the approved GnRH agonists however, Progenta is not expected to lead to bone loss. The loss of bone limits the use of GnRH agonists to no longer than six months and has relegated the treatment to pre-surgical intervention. Progenta on the other hand has the potential to be used chronically and therefore may avoid the need for surgery altogether. Zonagen has scheduled a pre-IND meeting with the Food and Drug Administration (“FDA”) for May 20, 2005 to discuss the agency’s requirements for testing drugs for the treatment of uterine fibroids. Progenta is a new chemical entity, therefore the Company expects that long term toxicity studies will be required before long term human studies can be run in the U.S. The Company believes it has sufficient data to adequately select dose for an advanced U.S. trial. Pending discussions with the FDA, the Company’s goal is to commence a late stage U.S. trial during the last quarter of 2005 and have top line data by the end of the first half of 2006.

     In July of 2004, the Company reported results from a U.S. Phase I/II study for Androxal in the treatment of male testosterone deficiency. The study indicated that Androxal was well tolerated and achieved statistically significant results compared to placebo. Furthermore, the study compared the performance of Androxal to Androgel®, a testosterone based transdermal cream and the leading product for the indication with sales in 2003 of approximately $283 million in North America. The data from the trial suggested that Androxal, a once a day oral therapy, provides for a more consistent and natural approach to the treatment of male hypogonadism. Androxal restores the ability of an individual to produce their own testosterone which Zonagen believes will result in less side effects as compared to existing therapies for the indication that replace testosterone. The Company met with the FDA in November of 2004 at which time the Company was informed that Androxal would be treated as a new chemical entity. New chemical entities require full preclinical and carcinogenicity studies before approval. Additionally, chronic toxicity studies must be conducted before long term human studies can begin. The FDA has agreed to review Zonagen’s Phase III program for Androxal under a Special Protocol Assessment (“SPA”). However, the agency has required the Company to complete three month animal studies before the Phase III study can begin. Zonagen will commence the animal studies during April 2005. The data from the animal studies should be available for review by the FDA in late 3rd quarter 2005. During the intervening period, Zonagen will meet and work with the FDA regarding the planned Phase III trial. The Company’s goal is to commence a U.S. Phase III study during the last quarter of 2005 and have top line results by the end of the first half of 2006.

     The Company has an exclusive license for an issued composition of matter and use U.S. patent for Progenta and owns a pending composition and use patent for Androxal.

     Zonagen conducts its business in a near virtual manner and has five highly experienced employees. The Company’s efforts are supported by a seasoned Board of Directors that are actively involved in the strategic planning of the Company’s business as well as supporting management in certain tactical issues. The Company’s Board is comprised of individuals from the pharmaceutical/biotech industry, the FDA and the investment community. By limiting the Company’s burn rate on non-clinical functions, Zonagen can be most cost effective in its drug development programs.

Financial Results

     Total revenues for 2004 were $257,000 as compared to $1.0 million for 2003. Research and development grants for 2004 were $118,000 as compared to $595,000 for 2003 relating to the Company’s Small Business Innovative Research (“SBIR”) grants.

     Interest income decreased 67% to $104,000 for 2004 as compared with $318,000 for 2003 primarily due to a reduction in cash balances due to the Company’s completion of its self tender offer in January 2004.

     Other income totaled $35,000 for 2004 as compared to zero for 2003. The increase in other income was from the sale of some of the Company’s preclinical phentolamine data that is to be used for a purpose that does not compete with the Company’s sexual dysfunction technologies.

     Research and development (“R&D”) expenses include contracted research, regulatory affairs activities and general research and development expenses. R&D expenses increased 14% to $2.5 million in 2004, as compared with $2.2 million in 2003. The increase in 2004 is primarily due to an increase of $1.0 million related to the Company’s clinical development program for Progenta, an impairment charge against the Company’s patent portfolio related to its vaccine adjuvants, prostate cancer vaccines and hCG immuno-contraceptive vaccine in the amount of $308,000 which was offset by a corresponding decrease of $468,000 of costs associated with the Company’s SBIR grant funded R&D, a decrease of $320,000 in costs associated with Androxal clinical development, a decrease of $122,000 which occurred in 2003 relating to prior employees’ severance compensation and a decrease of $92,000 in facilities rent costs due to a decrease in facility size in 2004.

     General and administrative (“G&A”) expenses decreased 32% to $1.5 million in 2004 as compared with $2.2 million in 2003. The decrease in expenses is primarily due to a decrease in the Company’s directors’ and officers’ insurance premium of $473,000 related to the Company’s self tender offer which was completed in January 2004, costs associated with prior potential strategic alternative opportunities of $388,000 and a reduction in professional services due to a $200,000 reimbursement of the deductible from the Company’s directors’ & officers’ insurance policy relating to the Company’s previous class action lawsuit which was received in the quarter ended December 31, 2004, partially offset by an increase in non-cash stock option compensation expenses.

     Net loss for the three-month period ended December 31, 2004, was ($744,000) or ($0.15) per share as compared to a net loss of ($853,000) or ($0.07) per share for the same period in the prior year and was ($3.7) million or ($0.72) per share for the twelve-month period ended December 31, 2004 as compared to ($3.3) million or ($0.29) per share for the same period in the prior year. The increase in loss per share for the 2004 periods is due to a reduced share base that resulted from the completion of the Company’s self tender offer in January 2004. The Company accepted for purchase 6,547,635 shares (approximately 57% of its outstanding common stock at that time) at a purchase price of $2.10 per share in accordance with the terms of the self tender offer for a total aggregate cost of approximately $14.0 million, inclusive of costs associated with the offer.

     Zonagen is engaged in the development of pharmaceutical products that address diseases and conditions associated with the treatment of hormonal and reproductive system disorders.

     A copy of this press release may be obtained via facsimile by dialing 1-888-329-0920 or via the internet by accessing www.zonagen.com.

     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Zonagen’s ability to have success in the clinical development of its technologies, Zonagen’s ability to raise additional capital on acceptable terms or at all, Zonagen’s ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Progenta™, uncertainty relating to Zonagen’s patent portfolio and such other risks which are identified in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2004. This document is available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ZONAGEN, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)
Revenues
Research and development grants	$—	$135	$118	$595
Interest income	28	65	104	318
Gain on disposal of fixed assets	—	—	—	102
Other income	—	—	35	—

Total revenues	28	200	257	1,015

Expenses
Research and development	557	579	2,471	2,161
General and administrative	215	474	1,483	2,183

Total expenses	772	1,053	3,954	4,344

Profit (loss) from continuing operations	(744)	(853)	(3,697)	(3,329)

Net profit (loss) before cumulative effect of change in accounting principle	(744)	(853)	(3,697)	(3,329)

Net loss	$(744)	$(853)	$(3,697)	$(3,329)

Profit (loss) per share — basic and diluted:
Profit (loss) from continuing operations	$(0.15)	$(0.07)	$(0.72)	$(0.29)

Net loss	$(0.15)	$(0.07)	$(0.72)	$(0.29)

Shares used in loss per share calculation:
Basic	4,993	11,480	5,117	11,487
Diluted	4,993	11,480	5,117	11,487

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2004	2003
Cash and cash equivalents	$736	$20,946
Marketable securities	4,800	2,000
Other currents assets	34	235
Fixed assets (net)	18	—
Other assets (net)	1,018	847

Total assets	$6,606	$24,028

Accounts payable and accrued expenses	$614	$541
Stockholders’ equity	5,992	23,487

Total liabilities and stockholders’ equity	$6,606	$24,028

CONTACT:	Zonagen, Inc., The Woodlands
Joseph S. Podolski, 281-719-3447

SOURCE:	Zonagen, Inc.